Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Phillip G. Creek
       Senior Vice President, Chief Financial Officer
    M/I Homes, Inc.
      (614) 418-8011

M/I Homes Reports
Second Quarter and First Half Results

Columbus, Ohio (July 28, 2005) - M/I Homes, Inc. (NYSE:MHO) announced results for the second quarter and six months ended June 30, 2005.

The Company recorded net income of $17.6 million and diluted earnings per share of $1.21 in 2005’s second quarter compared to 2004’s second quarter record net income of $24.9 million and diluted earnings per share of $1.73. Net income and diluted earnings per share for the first half of 2005 were $34.4 million and $2.37, respectively, compared to $44.4 million and $3.08, respectively for the first half of 2004. These declines in net income and diluted earnings per share are consistent with management’s expectations, as noted in previous communications.

Backlog of homes at June 30, 2005 reached a record high sales value of $1.052 billion, with average sales price increasing 12% to a record high of $318,000 and backlog units increasing 6% to 3,310. Backlog of homes at June 30, 2004 sales value was $887 million with an average sales price of $283,000 and backlog units of 3,130. Homes delivered in 2005’s second quarter were 853 compared to 2004’s record second quarter of 1,097. For the six months ended June 30, 2005, homes delivered were 1,628, down from 2004’s record-setting 1,968. New contracts for 2005’s second quarter were 1,172, a 4% increase from 2004’s second quarter of 1,128. For the first six months, 2005’s new contracts were 2,250 compared to 2,440 in 2004. M/I had 127 active subdivisions at June 30, 2005 compared to 135 at June 30, 2004.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “Our first half results were as expected and reflect representations made earlier this year. We feel very good about our business and remain confident that second half results will be strong and that 2005 will be our tenth consecutive record year. Our record backlog of $1 billion gives us great visibility towards future results and our year to date gross and operating margins of 25% and 12%, respectively, are very solid. We expect new contracts, homes delivered and net income to reach record levels in the second half of 2005, based on our backlog and our community count increasing to 150 active communities by year end. Virtually all of our new communities will be in our Florida, North Carolina and Washington, D.C. markets, where demand remains very strong and profitability is high. Our goal is to deliver approximately 4,600 homes for the year.”

Mr. Schottenstein concluded, “Our financial position continues to be very strong with over $1.1 billion in total assets and shareholders’ equity exceeding $525 million. We enhanced our capital structure during the quarter by completing a $50 million add-on to our first quarter $150 million senior note offering. We also continue to improve and diversify our land position, having purchased over $150 million of land so far this year, with plans to purchase $380 million for the year. Additionally, our previously announced acquisition of Lake County, Florida homebuilder Shamrock Homes promises to be a strong strategic fit. We are very excited about our future, and anticipate 2005’s record diluted earnings per share to be in the range of $6.75 - $6.95, surpassing 2004’s $6.35. In addition, we believe 2006 will be our eleventh consecutive record year, with deliveries exceeding 5,000 homes.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. EDT. To hear the call, log on to the M/I Homes’ website at mihomes.com, click on the “Investor Relations” section of the site, and select “Listen to the Conference Call.” The call, along with any applicable reconciliation of non-GAAP financial measures, will continue to be available on our website through July 28, 2006.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold more than 64,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes and Shamrock Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,”“anticipates,”“targets,”“goals,”“projects,”“intends,”“plans,”“believes,”“seeks,”“estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

M/I Homes, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenue	$265,999	$281,197	$507,398	$509,861

Net income	$ 17,645	$ 24,881	$ 34,391	$ 44,418

Earnings per share
Basic	$ 1.23	$ 1.76	$ 2.41	$ 3.15
Diluted	$ 1.21	$ 1.73	$ 2.37	$ 3.08

Weighted average shares outstanding
Basic	14,308	14,122	14,273	14,094
Diluted	14,531	14,394	14,520	14,414

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenue	$265,999	$281,197	$507,398	$509,861
Gross margin	67,713	77,629	128,438	138,721
General and administrative expense	17,831	17,039	32,306	28,349
Selling expense	18,050	17,694	34,984	33,361
Operating income	31,832	42,896	61,148	77,011
Interest expense	2,907	1,769	4,770	3,592
Income before income taxes	28,925	41,127	56,378	73,419
Income taxes	11,280	16,246	21,987	29,001
Net income	$ 17,645	$ 24,881	$ 34,391	$ 44,418

Additional Information:
EBITDA	$33,297	$44,205	$64,718	$79,519
Interest incurred	$ 6,186	$ 3,944	$ 9,636	$ 7,166

Financial services revenue	$ 5,733	$11,141	$13,424	$ 18,641
Financial services pre-tax income	$ 3,378	$ 7,950	$ 8,682	$ 13,462

Units:
New contracts	1,172	1,128	2,250	2,440
Homes delivered	853	1,097	1,628	1,968

	June 30,
	2005	2004
Backlog:
Units	3,310	3,130
Aggregate sales value	$1,052,000	$887,000
Average sales price	$318	$ 283

	June 30,
	2005	2004
Balance Sheet:
Cash	$ 1,515	$ 1,497
Homebuilding inventory	985,480	785,847
Total assets	1,159,978	914,233
Homebuilding debt	438,541	274,432
Shareholders’ equity	526,297	440,037
Book value per share	36.77	31.16
Debt/Capital ratio	45%	38%